EXHIBIT 10AE





                         REVOLVING CREDIT AGREEMENT

                                    AMONG

                             MELLON BANK, N.A.,

                      THE FIRST NATIONAL BANK OF BOSTON

                                     AND

                           HAEMONETICS CORPORATION

                         DATED AS OF OCTOBER 1, 1996


                         REVOLVING CREDIT AGREEMENT

      REVOLVING CREDIT AGREEMENT, dated and effective as of October 1, 1996, by and among HAEMONETICS CORPORATION, (the "Borrower") a Massachusetts corporation, and MELLON BANK, N.A., a national banking association (hereinafter called "Mellon"), and THE FIRST NATIONAL BANK OF BOSTON, a national banking association (hereinafter called "Bank of Boston," and either Mellon or Bank of Boston, the "Bank," or collectively the "Banks");

                           PRELIMINARY STATEMENT:

      WHEREAS the Banks each have agreed to make available to the Borrower a Revolving Credit Facility upon all of the terms and conditions herein set forth;

      NOW, THEREFORE, in consideration of their mutual agreements hereinafter set forth and intending to be legally bound hereby, the Borrower and the Banks agree as follows:

                                  ARTICLE I
                         DEFINITIONS:  Construction
                         --------------------------

      1.01. Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

      "AB Rate" and "AB Rate Option" shall have the meaning assigned those terms in Section 2.05(a)(i) hereof.

      "AB Rate Loan" shall mean any loan bearing interest under the AB Rate Option.

      "Additional Interest Event" shall mean the occurrence of the following event or condition measured in accordance with Section 2.05(a) hereof:
Consolidated Total Indebtedness shall be greater than 30% of Consolidated Tangible Net Worth.

      "Affiliate" shall mean an entity which is directly or indirectly controlled by the Borrower or which controls the Borrower or which is under common control with the Borrower.

      "Agreement" shall mean this Agreement as amended, modified or supplemented from time to time.

      "Assets" at any time shall mean the assets of the Borrower at such time, determined in accordance with GAAP.

      "Business Day" shall mean any day other than a Saturday, Sunday, public holiday under the laws of the Commonwealth of Pennsylvania or other day on which banking institutions are authorized or obligated to close in Pittsburgh Pennsylvania.

      "Capitalized Lease Obligation" shall mean any lease obligation which is required to be capitalized in accordance with GAAP.

      "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.

      "Change in Control" shall mean any Person or group of Persons (as used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), and the rules and regulations thereunder) shall have become the beneficial owner (as defined in rules promulgated by the Securities & Exchange Commission) of more than 35% of the voting securities of the Borrower.

      "Closing Date" shall mean October 1, 1996.

      "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.

      "Commitment" shall have the meaning assigned to such term in Section
2.01 hereof, and with respect to each Bank the Commitment of each Bank hereunder as set forth below its signature on the last page of this Agreement hereto, as such Commitment may be terminated or reduced pursuant to this Agreement. The Commitment shall automatically and permanently terminate on the Expiration Date.

      "Consolidated Net Income" for any period shall mean the net earnings (or loss) after taxes of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

      "Consolidated Subsidiaries" at any particular time shall mean those Subsidiaries whose accounts are or should be consolidated with those of the Borrower in accordance with GAAP.

      "Consolidated Tangible Net Worth" at any time shall mean the stockholders' equity of the Borrower and its Consolidated Subsidiaries, determined and consolidated in accordance with GAAP, except that there shall be deducted all intangible assets of the Borrower and its Consolidated Subsidiaries (including but not limited to goodwill, organization costs, patents, copyrights, trademarks, trade names, franchises, licenses) at such time in accordance with GAAP.

      "Consolidated Total Indebtedness" at any time shall mean all Indebtedness of the Borrower and its Consolidated Subsidiaries at such time.

      "Contingent Liabilities" of the Borrower and its Consolidated Subsidiaries at any particular time shall mean the obligations of the Borrower and its Consolidated Subsidiaries at such time in respect of any guarantee or suretyship of the obligations of any other Person (except such other Person whose accounts are consolidated with the Borrower or its Consolidated Subsidiaries, as the case may be) the liability for which is not otherwise reflected as a consolidated liability or any other agreement to purchase, sell or lease (as lessee or lessor) property or assets (excluding operating leases) or to purchase or sell services (i) primarily for the purpose of enabling such Person to satisfy such obligation or (ii) regardless of the non-delivery of such property or assets or the failure to furnish such services.

      "Controlled Group Member" shall mean each trade or business (whether or not incorporated) which together with the Borrower is treated as a single employer under Section 4001(b)(1) of ERISA.

      "Corresponding Source of Funds" shall mean in the case of any Euro-Rate Loan, the proceeds of hypothetical receipts by a Notional Euro-Rate Funding Office of one or more Dollar deposits in the interbank Eurodollar market at the beginning of the Euro-Rate Maturity Period applicable to such Loan, having maturities approximately equal to such Maturity Period and in an aggregate amount approximately equal to such Loan.

      "Dollar," "Dollars" and the symbol "$" shall mean lawful money of the United States of America.

      "Environmental Affiliate" shall mean any Person whose Environmental Claim the Borrower or any Subsidiary has retained, assumed or is otherwise liable for (by Law, agreement or otherwise).

      "Environmental Approvals" shall mean any governmental or Official Body action pursuant to or required under any Environmental Law.

      "Environmental Claim" shall mean, with respect to any Person, any action, suit, proceeding, investigation, notice, claim, complaint, demand, request for information or other communication (written or oral) by any other Person (including but not limited to any governmental authority, citizens' group or present or former employee of such Person) alleging, asserting or claiming any (a) violation of any Environmental Law, (b) liability for cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from the release into the environment, of any Environmental Concern Materials at any location, whether or not owned by such Person.

      "Environmental Concern Materials" shall mean any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant or contaminant specified in or regulated or otherwise affected by any Environmental Law (including but not limited to any "hazardous substance" as defined in CERCLA or any similar state law and including without limitation any asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon and urea formaldehyde).

      "Environmental Law" shall mean any Law, whether now existing or subsequently enacted or amended, relating to (a) pollution or protection of the environment, including natural resources, (b) exposure of Persons, including but not limited to employees, to Environmental Concern Materials,
(c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of Environmental Concern Materials or (d) regulation of the manufacture, use or introduction into commerce of Environmental Concern Materials including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal. Without limitation, "Environmental Law" shall also include any Environmental Approval and the terms and conditions thereof and shall also include all laws relating to public health, safety and welfare (including rules and regulations of the Federal Food and Drug Administration), health care and the provision of health care and related products, services and equipment.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

      "Euro-Rate" and "Euro-Rate Option" shall have the meanings assigned to those terms in Section 2.05(a)(ii) hereof.

      "Euro-Rate Loan" shall mean any Loan bearing interest under the Euro-Rate Option.

      "Event of Default" shall mean any of the Events of Default described in Article VII hereof.

      "Expiration Date" shall mean September 30, 1999.

      "GAAP" shall have the meaning set forth in Section 1.03 hereof.

      "Guaranty Obligations" means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor for the purpose of assuring the holder of such Indebtedness, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

      "Indebtedness" of a Person shall mean:

            (i) all indebtedness or liability for or on account of money borrowed by, or for or on account of deposits with or advances to (but not including accrued pension costs, deferred income taxes or accounts payable of) such Person;

            (ii) all obligations (including Contingent Liabilities) of such Person evidenced by bonds, debentures, notes, banker's acceptances or similar instruments;

            (iii) all indebtedness or liability for or on account of property or services purchased or acquired by such Person;

            (iv) any amount secured by a Lien on property owned by such Person (whether or not assumed) and Capitalized Lease Obligations of such Person (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under such Capitalized Lease to repossession or sale of such property);

            (v) the maximum available amount of all standby letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed); and

            (vi) all Guaranty Obligations of such Person.

      "Law" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

      "Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

      "Loan" or "Loans" shall mean a loan or loans made by a Bank or Banks to the Borrower under this Agreement.

      "London Business Day" shall mean a Business Day (as herein defined) which is also a day for dealing in deposits in Dollars by and among banks in the London interbank market.

      "Margin" shall mean with respect to any Loan bearing interest at the Euro-Rate Option the margin expressed as a percentage rate per annum to be added to the Euro-Rate in order to determine the interest rate payable by the Borrower pursuant to Section 2.05 (a)(ii) hereof.

      "Material Adverse Effect" shall mean any event or circumstance which has been, will be, or should be disclosed by the Borrower in any required filing with the Securities and Exchange Commission.

      "Maturity Period" and "Maturity Date" shall have the meanings assigned to those terms in Section 2.05 hereof.

      "Money Market Rate" and "Money Market Rate Option" shall have the meaning assigned such terms in Section 2.05(a)(iii) hereof.

      "Money Market Rate Loan" shall mean any Loan bearing interest at the Money Market Rate Option.

      "Month," with respect to a Euro-Rate Maturity Period, has the following meaning unless a calendar month is specified or the context otherwise clearly requires:

            (i) if the first day of such Euro-Rate Maturity Period is the last day of a calendar month, a "month" is the interval between the last days of consecutive calendar months;

            (ii) otherwise, a "month" is the interval between the days in consecutive calendar months numerically corresponding to the first day of such Euro-Rate Maturity Period or, if there is no such numerically corresponding day in a particular calendar month, then the last day of such calendar month.

      "Multiemployer Plan" shall mean any multiemployer plan as defined in
Section 4001(a)(3) of ERISA to which Section 4021(a) of ERISA applies, and to which a Borrower or any Controlled Group Member made, or was required to make, contributions at any time during the preceding five years.

      "Note" or "Notes" shall mean the promissory note or notes of the Borrower executed and delivered under this Agreement, or any note executed and delivered pursuant hereto, together with all extensions, renewals, refinancings or refundings in whole or part.

      "Notional Euro-Rate Funding Office" shall have the meaning given to that term in Section 2.10(a) hereof.

      "Office", when used in connection with either Bank, shall mean its office address that is stated below its signature on the last page of this Agreement hereto, or at such other office or offices of each Bank or branch, subsidiary or affiliate thereof as may be designated in writing from time to time by such Bank to the Borrower.

      "Official Body" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

      "Operating Cash Flow" shall mean earnings of the Borrower and its Consolidated Subsidiaries, determined and consolidated in accordance with GAAP, before interest and taxes, plus depreciation and amortization, minus cash taxes, minus capital expenditures that are not financed by term debt.

      "Option" shall mean the AB Rate Option or the Euro-Rate Option or the Money Market Rate Option, as the case may be.

      "PBGC" means the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

      "Person" shall mean an individual, corporation, partnership, trust, unincorporated association, joint venture, joint-stock company, government (including political subdivisions), governmental authority or agency, or any other entity.

      "Plan" means any employee pension benefit plan to which Section 4021(a) of ERISA applies (other than any Multiemployer Plan) and (i) which is maintained for employees of a Borrower or any Controlled Group Member; or
(ii) to which a Borrower or any Controlled Group Member made, or was required to make, contributions at any time within the preceding five years.

      "Potential Default" shall mean any event or condition referenced in
Section 7 hereof which with notice, passage of time or any combination of the foregoing, would constitute an Event of Default.

      "Reportable Event" means (i) a reportable event described in Section 4043 of ERISA and regulations thereunder, (ii) a withdrawal by a substantial employer from a Plan to which more than one employer contributes, as referred to in Section 4063(b) of ERISA, or (iii) a cessation of operations at a facility causing more than twenty percent (20%) of Plan participants to be separated from employment, as referred to in Section 4062(e) of ERISA.

      "Standard Notice" shall mean an irrevocable notice for Loan pursuant to Section 2.03 provided to either or both Banks on a Business Day which is

            (i) the same Business Day in the case of any AB Rate Loan or Money Market Rate Loan; and

            (ii) at least two London Business Days in advance in the case of any Euro-Rate Loan.

Standard Notice must be provided no later than: (A) 12:00 o'clock Noon, Pittsburgh time in the case of Euro-Rate Loans; and (B) by 2:30 p.m., Pittsburgh time in the case of AB Rate Loans or Money Market Rate Loans, on the last day permitted for such notice. Standard Notice shall be in writing (including telex, facsimile or cable communication) or by telephone (to be subsequently confirmed in writing) in any such case, effective upon receipt by Bank.

      "Subsidiary" of the Borrower at any time shall mean any corporation of which a majority (by number of shares or number of votes) of any class of outstanding capital stock normally entitled to vote for the election of one or more directors (regardless of any contingency which does or may suspend or dilute the voting rights of such class) is at such time owned directly or indirectly by the Borrower or one or more Subsidiaries.

      "Total Debt Service" shall mean interest expense plus required principal payments for Indebtedness.

      1.02. Construction. Unless the context of this Agreement otherwise clearly requires, "or" has the inclusive meaning represented by the phrase "and/or". References in this Agreement to "determination" by either Bank or the Banks include good faith estimates by either Bank or the Banks (in the case of quantitative determinations) and good faith belief of the Banks (in the case of qualitative determinations). The words "hereof", "herein", "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation hereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified.

      1.03. Accounting Principles. (a) As used herein, "GAAP" shall mean generally accepted accounting principles as such principles shall be in effect at the Relevant Date, subject to the provisions of this Section 1.03. As used herein, "Relevant Date" shall mean the date a relevant computation or determination is to be made or the date of relevant financial statements, as the case may be.

      (b) Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters shall be made, and all financial statements to be delivered pursuant to this Agreement shall be prepared, in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

      (c) If any change in GAAP after the date of this Agreement is or shall be required to be applied to transactions then or thereafter in existence, and a violation of one or more provisions of this Agreement shall have occurred (or in the opinion of both Banks would be likely to occur) which would not have occurred or be likely to occur if no change in accounting principles had taken place, the parties agree in such event to negotiate in good faith an amendment of this Agreement which shall approximate to the extent possible the economic effect of the original financial covenants after taking into account such change in GAAP.

      (d) Without in any manner limiting the provisions of this Section 1.03, if any change in GAAP occurs after the date of this Agreement and such change in GAAP could or would materially change the Borrower's financial results or position from that reflected in the Borrower's financial statements prior to such change, the Borrower shall notify both Banks as soon as practicable.

                                 ARTICLE II
                                 THE CREDITS
                                 -----------

      2.01. Revolving Credit Loans; Money Market Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Bank agrees, severally and not jointly, to (such agreement being herein called the Bank's "Commitment") make Loans to the Borrower at any time or from time to time on or after the date hereof and to but not including the Expiration Date in an aggregate principal amount not exceeding $10,000,000, at any time outstanding (for each Bank, the "Commitment Amount"). Within such limits of time and amount and subject to the provisions of this Agreement, the Borrower may, subject to all of the terms and conditions hereof, borrow, repay and reborrow hereunder.

      2.02. The Notes. The obligations of the Borrower to repay the aggregate unpaid principal amount of the Loan or Loans made by the Banks to the Borrower hereunder and to pay interest thereon shall be evidenced in part by two promissory notes of the Borrower dated on or prior to the Closing Date in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled and payable to the order of each respective Bank in the amount of the lesser of the applicable Bank's Commitment Amount or the unpaid principal amount of all Loans made to the Borrower by the Bank. The outstanding principal amount of each Loan, the unpaid interest accrued thereon, the interest rate or rates applicable and the duration of such applicability shall be determined from each Bank's records, which shall be conclusive absent manifest error. The executed Notes shall be delivered by the Borrower to each Bank on or prior to the Closing Date.

      2.03. Making of Loans. (a) Whenever the Borrower desires to request a Loan hereunder it shall give Standard Notice thereof to the Bank or Banks setting forth the following information:

            (i) The date, which shall be a Business Day and, in the case of Euro-Rate Loans, a London Business Day, on which such Loan is to be made;

            (ii) The interest rate Option applicable to such Loan, selected in accordance with Section 2.05(a) hereof;

            (iii) The Maturity Period to apply to such Loan, selected in accordance with Section 2.05(b) hereof;

            (iv) The total principal amount of such Loan, selected in accordance with Section 2.05(c) hereof.

Standard Notice having been so given, on the date specified in such Notice and by the close of the applicable Bank's business on such date, such Bank shall make the proceeds of its Loan available to the Borrower at the Bank's Office, in funds immediately available at such office. The proceeds of each Loan may be applied by the Bank or Banks in whole or in part against amounts then due and payable by the Borrower hereunder.

      (b) Absent contrary notice from the Borrower by 12:00 o'clock Noon, Pittsburgh time, one Business Day prior to any Maturity Date the Borrower shall, at the applicable Bank's option (and without in any manner limiting the Borrower's ability to repay the Loan on its Maturity Date without premium or penalty), be deemed to have given such Bank or Banks notice at such time pursuant to Section 2.03(a) hereof to the effect that the Borrower requests that such Bank or Banks make a Loan to the Borrower on such Maturity Date at the AB Rate Option in an aggregate principal amount equal to the aggregate principal amount of the Loans becoming due and payable to such Bank on such Maturity Date.

      2.04. Commitment Fees, etc. The Borrower agrees in consideration of the Commitment of each Bank hereunder, to pay to each Bank a fee ("Commitment Fees") for the period from the Closing Date to and including the Expiration Date calculated (based on a year of 365 or 366 days as the case may be) at a rate of .20 of 1% per annum of the aggregate unutilized Commitment Amount of each respective Bank in effect from time to time; provided, however, that if an Additional Interest Event shall occur, the Commitment Fees shall be calculated at the rate of .35 of 1% per annum. Such fee shall be payable quarterly on the last day of each March, June, September and December after the Closing Date, and on the Expiration Date, for the preceding period for which such fee has not been paid. The Borrower may at any time upon at least ten (10) Business Days' notice to either or both Banks terminate in whole or reduce in part a Commitment of such Bank hereunder to an amount not less than the aggregate principal amount of all Loans then outstanding plus the principal amount of all Loans not yet made as to which notice has been given pursuant to Section 2.03 hereof; provided, however, that each partial reduction shall be in a minimum amount of $1,000,000 or an integral multiple thereof.

      2.05. Interest Rates: Maturity Periods; Transactional Amounts.

      (a) Optional Basis of Borrowing. Each Loan, if offered, shall bear interest for each day until due on a single basis selected by the Borrower from among the interest rate Options set forth below; but the Borrower may select different Options to apply simultaneously to different Loans:

            (i) AB Rate Option: A rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be) for each day equal to the higher of: (A) the Base Rate or Prime Rate for such day or (B) the Federal Funds Effective Rate for such day plus 1% per annum. "Base Rate" and Prime Rate as used herein shall mean the interest rate per annum announced from time to time by Mellon or Bank of Boston respectively as its prime rate or base rate, as applicable. "Federal Funds Effective Rate" for any day shall mean the rate per annum (rounded upward to the nearest 1/100 of 1%) determined by each Bank respectively (which determination shall be conclusive) to be the rate per annum announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced. Changes in the AB Rate shall take effect on the date the applicable Bank announces a change in the Base Rate or the Federal Reserve Bank announces a change in the Federal Funds Effective Rate, as the case may be.

            (ii) Euro-Rate Option: A rate per annum (based on a year of 360 days and actual days elapsed) for each day equal to the Euro-Rate for such day plus a Margin of .35% of 1% per annum. "Euro-Rate" for any day, as used herein, shall mean for each Euro-Rate Loan corresponding to a proposed or existing Euro-Rate Maturity Period the rate per annum determined by each Bank respectively by dividing (the resulting quotient to be rounded upward to the nearest 1/100 of 1%) (x) the rate of interest (which shall be the same for each day in such Euro-Rate Maturity Period) determined in good faith by the applicable Bank (which determination shall be conclusive absent manifest error) to be the average of the rates per annum for deposits in Dollars offered to banks in the London interbank market at approximately 11:00 o'clock a.m., London time, two London Business Days prior to the first day of such Euro-Rate Maturity Period for delivery on the first day of such Euro-Rate Maturity Period in amounts comparable to such Euro-Rate Maturity Period by (y) a number equal to 1.00 minus the Euro-Rate Reserve Percentage.

            The "Euro-Rate" described in this Section 2.05(a)(ii) may also be expressed by the following formula:

                [average of the rates offered to                   ]
                [banks in the London interbank market              ]
                [determined by the Bank per subsection (ii)        ]
Euro-Rate =     [of this Section 2.05(a)                           ]
                ----------------------------------------------------
                [1.00-Euro-Rate Reserve Percentage                 ]

            The "Euro-Rate Reserve Percentage" for any day is the maximum effective percentage (expressed as a decimal fraction, rounded upward to the nearest 1/100 of 1%), as determined in good faith by the applicable Bank (which determination shall be conclusive absent manifest error), which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") of a member bank in such System but only to the extent actually incurred by the applicable Bank, such Bank's determination thereof to be conclusive in the absence of manifest error. The Euro-Rate shall be adjusted automatically as of the effective date of each change in the Euro-Rate Reserve Percentage.

            The applicable Bank shall give prompt notice to the Borrower of the Euro-Rate so offered or adjusted from time to time and such Bank's determination thereof shall be conclusive in the absence of manifest error. Notwithstanding any other provision of this Agreement, upon the occurrence of an Additional Interest Event, the Margin applicable to the Euro-Rate Option shall increase to .60 of 1% per annum; likewise, at such time as an Additional Interest Event shall cease to exist, the Margin applicable to the Euro-Rate Option shall decrease to .35 of 1% per annum; provided, however, that for purposes of the foregoing sentence, the Borrower shall be entitled to calculate the existence or non-existence of an Additional Interest Event on a monthly basis (for such month taken as a whole), and shall notify the applicable Bank thereof within ten (10) Business Days of the end of each fiscal month, such notice, if the Bank so requests, to state in reasonable detail the information and calculations necessary to determine the existence or non-existence thereof. Changes in Margin required by the foregoing shall take effect as of the first day of the month following the reported month.

            (iii) Money Market Rate Option. A rate per annum computed on the basis of 360 days, as the case may be, equal to the Money Market Rate for such day. "Money Market Rate" shall mean that rate of interest offered by Mellon or the Bank of Boston respectively to the Borrower from time to time in the Bank's sole discretion as its Money Market Rate which rate may be fixed or floating above a stated market index rate.

      (b) Maturity Periods. At any time when a Borrower shall request a Bank to make a Loan, the Borrower shall specify the term of such Loan (the "Maturity Period" of each such Loan) within the limitations set forth in the chart below:

      Type of Loan              Available Maturity Periods
      ------------              --------------------------

      AB Rate Loan              Any number of days
                                as applicable Bank
                                may agree ("AB Rate
                                Maturity Period")

      Euro-Rate Loan            One, two, three, or six
                                months ("Euro-Rate Maturity
                                Period")

      Money Market Rate Loan    Any number of days not
                                exceeding 90 ("Money Market
                                Rate Maturity Period")

            (i) Each AB Rate Maturity Period, Euro-Rate Maturity Period or Money Market Rate Maturity Period which would otherwise end after the Expiration Date shall instead end on the Expiration Date;

            (ii) Each AB Rate Maturity Period or Money Market Rate Maturity Period or Euro-Rate Maturity Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day is after the Expiration Date in which event, such Maturity Period shall end on the immediately preceding Business Day;

            (iii) Each Euro-Rate Maturity Period shall begin on a London Business Day, and the duration of each Euro-Rate Maturity Period shall be determined in accordance with the definition of the term "month" herein;

            (iv) Notwithstanding any other provision of this Agreement, the Borrower may not fix a Maturity Period that would end after the Expiration Date.

The principal amount of each Loan shall be due and payable on the last day of the Maturity Period corresponding thereto (the "Maturity Date" therefor).

      (c) Transactional Amounts. Every request for a Loan and every prepayment of a Loan shall be in a principal amount such that, after giving effect thereto, the principal amount of such Loan shall be as set forth in the table below:


      Type of Loan              Allowable Principal Amounts
      ------------              ---------------------------

      AB Rate Loan                $500,000 plus an integral
                                  multiple of $1,000

      Money Market Rate Loan      $500,000 plus an integral
                                  multiple of $1,000

      Euro-Rate Loan              $1,000,000 plus an integral
                                  multiple of $1,000

      (d) Interest After Maturity. After the principal amount of any Loan shall have become due (by acceleration or otherwise), such Loan shall bear interest for each day until paid (before and after judgment) at a rate per annum (based on a year of 365 or 366 days, as the case may be) which shall be 2% above the then-current Base Rate or Prime Rate of the applicable Bank, such interest rate to change automatically from time to time effective as of the effective date of each change in such Base Rate or Prime Rate.

      (e) Euro-Rate Unascertainable; Impracticability. If

            (i) on any date on which a Euro-Rate would otherwise be set the applicable Bank shall have in good faith determined (which determination shall be conclusive) that:

                  (A) adequate and reasonable means do not exist for
            ascertaining such Euro-Rate; or

                  (B) a contingency has occurred which materially and
            adversely affects the interbank eurodollar market; or

                  (C) the effective cost to such Bank of funding a proposed
            Euro-Rate Loan from a Corresponding Source of Funds shall exceed the Euro-Rate applicable to such Loan; or

            (ii) at any time the applicable Bank shall have determined in good faith (which determination shall be conclusive) that the making, maintenance or funding of any Euro-Rate Loan has been made impracticable or unlawful by compliance by such Bank or a Notional Euro-Rate Funding Office of such Bank in good faith with any Law or guideline or interpretation or administration thereof by any Official Body charged with the interpretation or administration thereof or with any request or directive of any such Official Body (whether or not having the force of law);

then, and in any such event, such Bank shall notify the Borrower of the Bank's determination. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given to the Borrower) the obligation of such Bank to allow the Borrower to select the Euro-Rate Option shall be suspended until such Bank shall have later notified the Borrower of its determination (which determination shall be presumed correct) that the circumstances giving rise to such previous determination no longer exist.

      If a Bank notifies the Borrower of a determination under subsection
(ii) of this Section 2.05(e), any Euro-Rate Loans then outstanding shall be due and payable on the date specified in such notice. Absent contrary notice from the Borrower by 12:00 o'clock Noon, Pittsburgh time, on such specified date, the Borrower shall be deemed to have given such Bank notice at such time pursuant to Section 2.03(a) hereof to the effect that the Borrower requests a Loan hereunder at the Money Market Rate, if available and if not, at the AB Rate Option in principal amount equal to the principal amount becoming due and payable pursuant to the preceding sentence.

      If at the time a Bank makes a determination under this Section 2.05(e) and the Borrower has previously notified such Bank that it wishes the Bank to make a Euro-Rate Loan but such Loan has not yet been made, such notification shall be deemed to request the making of an AB Rate Loan instead of a Euro-Rate Loan.

      2.06. Prepayments. Subject to Section 2.09(b) hereof, the Borrower shall have the right at its option from time to time to prepay any Loan in whole or in part upon at least: (i) one Business Day's prior written notice to the applicable Bank in the case of any AB Rate Loan or Money Market Rate Loan, provided, however that any prepayment of any AB Rate Loan or Money Market Rate Loan shall be in a minimum principal amount of $500,000; and
(ii) five Business Days' prior written notice to the applicable Bank in the case of any Euro-Rate Loan; provided, however that any prepayment of any Loan referenced in this clause (ii) shall be in a minimum principal amount of $1,000,000. Whenever the Borrower desires to prepay any part of any Loan, it shall provide Standard Notice to the applicable Bank setting forth the following information:

            (a) The date, which shall be a Business Day, on which the proposed prepayment is to be made;

            (b) The Maturity Date, principal amount of, and interest rate Option applicable to, the Loan to be prepaid; and

            (c) The principal amount to be prepaid.

Standard Notice having been so provided, and on the date specified in such notice the principal amount of the Loan specified in such notice, together with interest on such principal amount to such date, shall be due and payable.

      2.07. Interest Payment Dates. Interest on each AB Rate Loan and each Money Market Rate Loan shall be due and payable on the Maturity Date thereof. Interest on each Euro-Rate Loan shall be due and payable on the Maturity Date thereof and, if the corresponding Euro-Rate Maturity Period is longer than three months, also every third month during such Maturity Period. After maturity of any Loan (by acceleration or otherwise), interest on such Loan shall be due and payable on demand.

      2.08. Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees or other amounts due from the Borrower hereunder or under any Note shall be payable at 12:00 o'clock Noon, Pittsburgh time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefore shall accrue on and as of the expiration of any grace period. Unless otherwise agreed by the applicable Bank, such payments shall be made to the Bank at its respective Office in Dollars in funds immediately available at such Office. Such payments shall be made without setoff, counterclaim or other deduction of any nature, except only that the principal amount of any Loan then due from the Borrower to the Bank shall automatically be set-off against the principal amount of any Loan then due from the Bank to the Borrower hereunder. To the extent permitted by law, after there shall have become due (by acceleration or otherwise) interest, Commitment Fees or any other amounts due from the Borrower hereunder or under any Note (excluding overdue principal, which shall bear interest as described in Section 2.05(d) hereof, but including interest payable under this Section 2.08), such amounts shall bear interest for each day until paid (before and after judgment), payable on demand, at a rate per annum (based on a year of 365 or 366 days, as the case may be) which shall be 2% above the then-current Base Rate or Prime Rate, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate or Prime Rate.

      2.09.  Additional Compensation in Certain Circumstances.

      (a) Increased Costs or Reduced Return Resulting From Taxes. Reserves; Capital Adequacy Requirements; Expenses. etc. If any now existing or hereafter adopted Law or guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive of any Official Body (whether or not having the force of law) hereafter:

            (i) subjects a Bank or any Notional Euro-Rate Funding Office of either Bank to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans or payments by the Borrower of principal, interest, Commitment Fees or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income of each Bank or such Notional Euro-Rate Funding Office imposed by the jurisdiction in which each Bank's respective principal office or Notional Euro-Rate Funding Office is located),

            (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets held by, credit extended by, deposits with or for the account of, or other acquisition of funds by, a Bank or its respective Notional Euro-Rate Funding Office (other than requirements expressly included herein in the determination of the Euro-Rate hereunder),

            (iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or credits or Commitments to extend credit by, a Bank or its respective Notional Euro-Rate Funding Office or holding company, or
      (B) otherwise applicable to the obligations of a Bank or its respective Notional Euro-Rate Funding Office under this Agreement, or

            (iv) imposes upon a Bank or its respective Notional Euro-Rate Funding Office any other condition or expense with respect to this Agreement, the Note held by each Bank or its making, maintenance or funding of any Loans, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon a Bank or its respective Notional Euro-Rate Funding Office with respect to this Agreement, its Note or the making, maintenance or funding of any part of any Loan or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the return on such Bank's or holding company's capital, of such Bank or the Bank holding company which is the parent of such Bank (taking into account the Bank's policies with respect to capital adequacy) by an amount which such Bank deems to be material (such Bank being deemed for this purpose to have made, maintained or funded each Euro-Rate Loan from a Corresponding Source of Funds), such Bank shall from time to time notify the Borrower of the amount determined (using any averaging and attribution methods) by the Bank in good faith (which determination shall be conclusive) to be necessary to compensate the Bank or its Notional Euro-Rate Funding Office for such increase in cost, reduction in income or additional expense reasonably allocable to the making, maintenance or funding of Loans hereunder. Such amount shall be due and payable by the Borrower to such Bank thirty (30) days after such notice is given.

      (b) Indemnity.  In addition to the compensation required by subsection
(a) of this Section 2.09, the Borrower shall indemnify each Bank respectively against any loss or expense (including loss of margin) which the applicable Bank has sustained or incurred as a consequence of any

            (i) payment or prepayment of any part of any Euro-Rate Loan or Money Market Rate Loan on a day other than the last day of the corresponding Maturity Period (whether or not such payment or prepayment is mandatory and whether or not such payment or prepayment is then due),

            (ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any notice stated herein to be irrevocable (such Bank having in its discretion the options (A) to give effect to any such attempted revocation and obtain indemnity under this Section 2.09(b) or (B) to treat such attempted revocation as having no force or effect, as if never made), or

            (iii) default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or the Notes, including without limitation any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fees or any other amount due hereunder or under the Notes, or

            (iv) claims, demands, losses or expenses incurred by or asserted against either Bank in connection with the Borrower's use of the proceeds of any Loan and/or either Bank's role as a lender hereunder except to the extent caused by such Bank's gross negligence or willful misconduct.

If a Bank sustains or incurs any such loss or expense it shall from time to time notify the Borrower of the amount determined by such Bank in good faith (which determination shall be conclusive) to be necessary to indemnify such Bank for such loss or expense (the Bank being deemed for this purpose to have made, maintained or funded each Euro-Rate Loan from a Corresponding Source of Funds). Such amount shall be due and payable by the Borrower to such Bank ten Business Days after such notice is given. Notwithstanding the provisions of this Section 2.09(b), the Borrower shall not be required to indemnify such Bank as a consequence of any of the events specified in clauses (i) through (iv) of this Section 2.09(b) if the sole cause of such event is an act of God, civil commotion, governmental action, fire, explosion, strike or other industrial disturbance, equipment malfunction or any other cause that is beyond the Borrower's reasonable control.

      2.10. Funding by Branch, Subsidiary or Affiliate.

      (a) Notional Funding. Each Bank shall have the right from time to time, prospectively or retrospectively, without notice to the Borrower, to deem any branch, subsidiary or affiliate of such Bank to have made, maintained or funded any of the Bank's Euro-Rate Loans at any time. Any branch, subsidiary or affiliate so deemed shall be known as a "Notional Euro-Rate Funding Office." Each Bank shall deem any of its Euro-Rate Loans or the funding therefor to have been transferred to a different Notional Euro-Rate Funding Office if such transfer would avoid or cure an event or condition described in Section 2.05(e)(ii) hereof or would lessen compensation payable by the Borrower under Section 2.09(a) hereof, and if such Bank determines in its sole discretion that such transfer would be practicable and would not have a Material Adverse Effect on such Loans, such Bank or its Notional Euro-Rate Funding Office (it being assumed for purposes of such determination that each such Euro-Rate Loan is actually made or maintained by or funded through the corresponding Notional Euro-Rate Funding Office). Notional Euro-Rate Funding Offices may be selected by each Bank respectively without regard to each Bank's actual methods of making, maintaining or funding Loans or any sources of funding actually used by or available to such Bank.

      (b) Actual Funding. Each Bank shall have the right from time to time to make or maintain any Euro-Rate Loan by arranging for a branch, subsidiary or affiliate of such Bank to make or maintain such Loan. Each Bank shall have the right to hold any applicable Note payable to its order for the benefit and account of such branch, subsidiary or affiliate. If a Bank causes a branch, subsidiary or affiliate to make or maintain any Loan hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such Loan to the same extent as if such Loan were made or maintained by such Bank.

                                 ARTICLE III
                       REPRESENTATIONS AND WARRANTIES
                       ------------------------------

The Borrower represents and warrants that:

      3.01. Organization and Qualification. The Borrower and each of its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the their respective jurisdictions of incorporation; each of the Borrower and its Subsidiaries has the power and authority to own its properties as assets, and to carry on its business as presently conducted and is qualified to do business in those jurisdictions in which its ownership of property or the nature of its business activities is such that failure to receive or retain such qualification would have a Material Adverse Effect upon the business, operations or condition (financial or otherwise) of the enterprise comprised of the Borrower and its Consolidated Subsidiaries taken as a whole. A list of the Borrower's Subsidiaries setting forth their respective jurisdictions of incorporation is set forth in Schedule 1 hereto.

      3.02. Corporate Power and Authorization. The Borrower has corporate power and authority to make and carry out this Agreement, to make the borrowings provided for herein, to execute and deliver the Notes and to perform its obligations hereunder and under the Notes; all such action has been duly authorized by all necessary corporate proceedings on its part.

      3.03. Financial Statements. The Borrower has furnished to each Bank copies of the audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries including a consolidated balance sheet and related statements of income and retained earnings for the fiscal year ending March 30, 1996. Such financial statements fairly present the financial position of the Borrower and its Consolidated Subsidiaries as of the date of such reports and the consolidated results of their operations and cash flows for the fiscal periods then ended, in conformity with generally accepted accounting principles applied on a consistent basis and have been examined and reported upon by Arthur Andersen & Co., independent, certified public accountants.

      3.04. Litigation. Except as disclosed to each Bank in writing prior to the Closing Date or otherwise disclosed in the financial statements delivered to Bank pursuant to Section 3.03 hereof, there is no litigation or governmental proceeding by or against the Borrower pending or, to its knowledge, threatened, which in the reasonable judgment of the Borrower, involves or could involve any Material Adverse Effect on the business, operations, prospects or condition (financial or otherwise) of the enterprise represented by the Borrower and its Consolidated Subsidiaries taken as a whole.

      3.05. No Adverse Changes. Since March 30, 1996 there has been no material adverse change in the business, operations, prospects or condition (financial or otherwise) of the enterprise represented by the Borrower and its Consolidated Subsidiaries taken as a whole.

      3.06. No Conflicting Laws or Agreements; Consents and Approvals. (a) Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated nor compliance with the terms and provisions hereof or of the Notes will conflict with or result in a breach of any of the terms, conditions or provisions of the articles of incorporation or by-laws of the Borrower or of any Law or of any agreement or instrument to which the Borrower is a party or by which it is bound or to which it is subject, or constitute a default thereunder or result in the creation or imposition of any Lien of any nature whatsoever upon any of the property of the Borrower pursuant to the terms of any such agreement or instrument.

      (b) No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or advisable in connection with execution and delivery of this Agreement, of the Notes, consummation of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof.

      3.07. Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by the Borrower. This Agreement constitutes, and the Notes when duly executed and delivered by the Borrower pursuant to the provisions hereof will constitute, legal, valid and binding obligations of the Borrower, enforceable in accordance with the terms thereof except, as to the enforcement of remedies, for limitations imposed by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally including, without limitation, Laws with respect to fraudulent conveyance, or by Laws limiting the right of specific performance or by general principles of equity.

      3.08. ERISA Matters. (i) Each Plan has been maintained, in all material respects, in accordance with its terms and with all provisions of ERISA applicable thereto, (ii) no Reportable Event has occurred and is continuing with respect to any Plan and (iii) the Borrower has not incurred any liability to PBGC.

      3.09. Taxes. All tax returns required to be filed by the Borrower have been properly prepared, executed and filed. All taxes, assessments, fees and other governmental charges upon the Borrower or upon its properties, income or sales which are due and payable have been paid. The reserves and provisions for taxes on the books of the Borrower are adequate for all open years and for its current fiscal period.

      3.10. Regulation U. The Borrower will make no borrowing hereunder for the purpose of buying or carrying any "margin stock" as such term is used in Regulation U of the Board of Governors of the Federal Reserve System. The Borrower is not engaged in the business of extending credit to others for the purposes of buying or carrying any "margin stock."

      3.11. Environmental Matters. The Borrower and each Subsidiary and their respective Environmental Affiliates is now in material compliance with all applicable Environmental Laws. There are, to the Borrower's knowledge after due inquiry, no circumstances that may prevent or interfere with such material compliance in the future. The Borrower and each Subsidiary and their respective Environmental Affiliates have all material Environmental Approvals necessary or desirable for the ownership and operation of their respective properties, facilities and businesses as presently owned and operated and as presently proposed to be owned and operated and for the manufacture, use, production and distribution of their respective products and equipment as presently done and as presently proposed to be done. Except as disclosed in Schedule 2 hereto, there is no Environmental Claim pending or threatened, and, to the Borrower's knowledge, there are no past or present acts, omissions, events or circumstances that could form the basis of any Environmental Claim, against the Borrower or any Subsidiary. To the best of the Borrower's knowledge, no facility or property now or previously owned, operated or leased by the Borrower or any Subsidiary or any of its respective Environmental Affiliates is an Environmental Cleanup Site. To the best of the Borrower's knowledge, except as set forth on Schedule 2, neither the Borrower nor any Subsidiary nor any of its respective Environmental Affiliates has directly transported or directly arranged for the transportation of any Environmental Concern Materials to any Environmental Cleanup Site. No Lien exists, and, to the best of the Borrower's knowledge, except as set forth on Schedule 2, no condition exists which could result in the filing of a Lien, against any property of the Borrower or any Subsidiary or any of its respective Environmental Affiliates, under any Environmental Law.

      3.12. Patents. Licenses Franchises. The Borrower and each Subsidiary own or possess all the patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and rights with respect to the foregoing necessary to own and operate their respective properties and to carry on their respective businesses as presently conducted and presently planned to be conducted without conflict with the rights of others.

      3.13. Investment Company: Public Utility Holding Company.  The
Borrower: (a) is not an investment company within the meaning of the Investment Company Act of 1940; and (b) is exempt from registration under the Public Utility Holding Company Act of 1935.

      3.14. Accurate and Complete Disclosure. To the best of the Borrower's knowledge, the Borrower has disclosed to each Bank in writing every fact which materially and adversely affects, or which so far as the Borrower can reasonably foresee would materially and adversely affect, the business, operations, prospects or condition (financial or otherwise) of the Borrower or the ability of the Borrower to perform its obligations under this Agreement and the Notes.

      3.15. Absence of Violations. The Borrower is not in violation of any charter document, corporate minute or resolution, any instrument or agreement, in each case binding on it or affecting its property, or any requirement of law, in a manner which could have a materially adverse effect, including without limitation all applicable federal and state tax laws, ERISA and environmental laws. For purposes hereof materially adverse effect shall mean any "materially adverse effect" on the financial condition or business operations of the Borrower or material impairment of the ability of the Borrower in perform its obligations hereunder or under any of the loan documents.

                                 ARTICLE IV
                            CONDITIONS OF LENDING
                            ---------------------

The obligations of each Bank to make any Loan hereunder are subject to the accuracy as of the date hereof of the representations and warranties herein contained, to the performance by the Borrower of its obligations to be performed hereunder on or before the date of such Loans and to the satisfaction of the following further conditions:

      4.01. Representations and Warranties: Events of Default and Potential Defaults. The representations and warranties contained in Article III hereof shall be true on and as of the date of each Loan hereunder with the same effect as though made on and as of each such date, and on the date of each Loan hereunder no Event of Default and no Potential Default shall have occurred and be continuing or exist or shall occur or exist after giving effect to the Loans to be made on such date. Failure of a Bank to receive notice from the Borrower to the contrary before any Loan is made or deemed made hereunder shall constitute a representation and warranty by the Borrower that (i) the representations and warranties contained in Article III hereof are true and correct on and as of the date of such Loan with the same effect as though made on and as of such date and (ii) on the date of such Loan no Event of Default or Potential Default has occurred and is continuing or exists or will occur or exist after giving effect to such Loan.

      4.02. Proceedings and Incumbency. There shall have been delivered to each Bank a certificate in form and substance satisfactory to each Bank dated the Closing Date and signed on behalf of the Borrower by the Secretary or an Assistant Secretary of the Borrower, certifying as to (a) true copies of all corporate action taken by the Borrower relative to this Agreement and the Notes, including but not limited to that described in Section 3.02 hereof and (b) the names, true signatures and incumbency of the officer or officers of the Borrower authorized to execute and deliver this Agreement and the Notes. Each Bank may conclusively rely on such certificates unless and until a later certificate revising the prior certificates have been furnished to the Banks.

      4.03. Opinion of Counsel. There shall have been delivered to each Bank a written opinion addressed to both Banks, dated the Closing Date, of Lisa Lopez, General Counsel of the Borrower, in form and substance satisfactory to both Banks, as to the matters referred to in Sections 3.01, 3.02, 3.04, 3.06 and 3.07 hereof (except that as to the matters referred to in Sections 3.04 and 3.06 such opinion may be limited to the knowledge of such counsel).

      4.04. Details. Proceedings and Documents. All legal details and proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory to both Banks, and each Bank shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to it, as each Bank may from time to time reasonably request.

                                  ARTICLE V
                            AFFIRMATIVE COVENANTS
                            ---------------------

The Borrower hereby covenants to each Bank as follows:

      5.01. Reporting and Information Requirements. The Borrower shall deliver to each Bank:

      (a) Annual Reports. As soon as practicable and in any event within 100 days after the close of each fiscal year of the Borrower, the Borrower shall furnish to each Bank, audited consolidated statements of income, retained earnings and cash flows of the Borrower and its Consolidated Subsidiaries for such fiscal year and a consolidated audited balance sheet of the Borrower and its Consolidated Subsidiaries as of the close of such fiscal year, and notes to each, all in reasonable detail and in accordance with GAAP, setting forth in comparative form the corresponding figures for the preceding fiscal year, with such statements and balance sheets to be certified by independent public accountants of recognized national standing selected by the Borrower and acceptable to each Bank, the certificate or report of such accountants shall be free of exceptions or qualifications not reasonably acceptable to each Bank.

      (b) Quarterly Statements. Within 60 days after the end of the first, second and third quarterly accounting periods in each fiscal year of the Borrower, copies of the unaudited consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as of the end of such accounting period and of the consolidated income statements of the Borrower and its Consolidated Subsidiaries for the elapsed portion of the fiscal year ended with the last day of such accounting period, all in reasonable detail subject to year-end audit adjustments and certified by the principal financial officer of the Borrower to have been prepared in accordance with generally accepted accounting principles consistently applied by the Borrower except as explained in such certificate.

      (c) Compliance Certificates. Within 100 days after the end of each fiscal year of the Borrower and within 60 days after the end of each of the first three quarters of each fiscal year, the Borrower shall deliver to each Bank, a certificate dated as of the end of such fiscal year or quarter, signed on behalf of the Borrower by a principal financial officer, (i) stating that as of the date thereof no Event of Default or Potential Default has occurred and is continuing or exists, or if an Event of Default or Potential Default has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action with respect thereto taken or contemplated to be taken by the Borrower, (ii) stating in reasonable detail the information and calculations necessary to establish compliance with the provisions of Article VI hereof, and (iii) stating that the signer has reviewed this Agreement and that such certificate is based on an examination made by or under the supervision of the sinner sufficient to assure that such certificate is accurate.

      (d) Further Information. The Borrower will promptly furnish to each Bank such other information and in such form as each Bank may reasonably request, with a copy furnished thereof to the other Bank.

      (e) Notice of Event of Default. Immediately upon becoming aware of any Event of Default or Potential Default the Borrower shall give each Bank notice thereof, together with a written statement of the president or a principal financial officer of the Borrower setting forth the details thereof and any action with respect thereto taken or contemplated to be taken by the Borrower.

      (f) Notice of Material Adverse Change. Promptly upon becoming aware thereof, the Borrower shall give each Bank notice of any material adverse change in the business, operations or condition (financial or otherwise) of the Borrower or of the enterprise represented by the Borrower and its Subsidiaries taken as a whole.

      (g) Notice of Material Proceedings. Promptly upon becoming aware thereof the Borrower shall give each Bank notice of the commencement, existence or threat of any proceeding or a material change in any existing material proceeding by or before any Official Body against or affecting the Borrower which, if adversely decided, would have a Material Adverse Effect on the business, operations, prospects or condition (financial or otherwise) of the Borrower or on the ability of the Borrower to perform its obligations under this Agreement or the Notes.

      (h) Notice of Pension-Related Events. Promptly after the Borrower, any Controlled Group Member or any administrator of a Plan:

            (i) has knowledge of the occurrence of a Reportable Event with respect to a Plan or that action has been or will be taken by any Person to terminate any Plan in accordance with Section 4041 of ERISA or otherwise, or

            (ii) files a notice of intent to terminate a Plan with the Internal Revenue Service or the PBGC; or files with the Internal Revenue Service a request pursuant to Section 412(d) of the Code for a variance from the minimum funding standard for a Plan; or files a return with the Internal Revenue Service with respect to the tax imposed under Section 4971(a) of the Code for failure to meet the minimum funding standards established under Section 412 of the Code for a Plan, the Borrower will furnish to each Bank a copy of any notice, return or other written materials applicable or required to be filed by the Borrower in respect thereof; the most recent Annual Report (Form 5500 Series) and attachments thereto for the Plan; the most recent actuarial report for the Plan; and a written statement of the President or chief financial officer of the Borrower describing the event or the action taken and the reasons therefor.

            (i) Visitation. The Borrower shall permit such Persons as each Bank may designate to visit and inspect any of the properties of the Borrower, to discuss its affairs with its financial management and accountants, and provide such other information relating to the business and financial condition of the Borrower at such times as each Bank may reasonably request and the Borrower may reasonably agree. The Borrower hereby authorizes its financial management to discuss with each Bank the affairs of the Borrower.

      5.02. Preservation of Existence and Franchises. The Borrower shall and shall cause each of its Subsidiaries to maintain its corporate existence, rights and franchises in full force and effect in its jurisdiction of incorporation. The Borrower shall and shall cause each of its Subsidiaries to qualify and remain qualified as a foreign corporation in each jurisdiction in which failure to receive or retain such qualification would have a Material Adverse Effect on the business, operations or financial condition of the Borrower or such Subsidiary.

      5.03. Insurance. The Borrower shall maintain with financially sound and reputable insurers insurance with respect to its properties and business and against such liabilities, casualties and contingencies and of such types and in such amounts as is customary in the case of corporations engaged in the same or a similar business or having similar properties similarly situated.

      5.04. Maintenance of Properties. The Borrower shall maintain or cause to be maintained in good repair, working order and condition the properties now or hereafter owned, leased or otherwise possessed by and used or useful in its business and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereto so that the business carried on in connection therewith may be properly conducted at all times, provided, however, that the foregoing shall not impose on the Borrower any obligation in respect of any property leased by the Borrower in addition to the Borrower's obligations under the applicable document creating the Borrower's lease or tenancy.

      5.05. Payment of Taxes and Other Potential Charges and Priority
Claims: Payment of Other Current Liabilities. The Borrower shall and shall cause each of its Subsidiaries to pay or discharge:

      (a) on or prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges or levies imposed upon it or any of its properties or income (including such as may arise under Section 4062, Section 4063 or Section 4064 of ERISA, or any similar provision of law);

      (b) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any such property; and

      (c) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such property (other than Liens not forbidden by Section 6.06 hereof) or which, if unpaid, might give rise to a claim entitled to priority over general creditors of the Borrower in a case under Title 11 (Bankruptcy) of the United States Code, as amended, or in any insolvency proceeding or dissolution or winding-up involving the Borrower or such Subsidiary;

provided that, unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced, the Borrower need not pay or discharge any such tax, assessment, charge, levy or claim so long as the validity thereof is contested in good faith and by appropriate proceedings diligently conducted and so long as such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor and so long as such failure to pay or discharge does not have a Material Adverse Effect on the business, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole.

      5.06. Financial Accounting Practices. The Borrower shall and shall cause each of its Subsidiaries to make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements required under Section 5.01 hereof in conformity with GAAP and to maintain accountability for assets.

      5.07. Compliance with Laws. The Borrower shall and shall cause each of its Subsidiaries to comply with all applicable Laws (including but not limited to ERISA, the Code and any applicable product safety or Environmental Law) in all respects; provided that the Borrower or any Subsidiary shall not be deemed to be in violation of this Section 5.07 as a result of any failures to comply which would not result in fines, penalties, injunctive relief or other civil or criminal liabilities which, in the aggregate, would materially adversely affect the business, operations, prospects or condition (financial or otherwise) of the enterprise represented by the Borrower and its Consolidated Subsidiaries taken as a whole or the ability of the Borrower to perform its obligations under this Agreement or the Notes.

      5.08. Use of Proceeds. The Borrower shall use the proceeds of all Loans hereunder for its general corporate purposes.

      5.09. Continuation Of and Change In Business. The Borrower and its Subsidiaries shall continue to engage in the business and activities substantially as currently engaged in and the Borrower shall not engage in any other unrelated businesses or activities to any substantial degree.

                                 ARTICLE VI
                             NEGATIVE COVENANTS
                             ------------------

The Borrower covenants to each Bank as follows:

      6.01. Financial Maintenance Covenants.

      (a) Tangible Net Worth. The Borrower shall maintain Consolidated Tangible Net Worth which is at all times equal to $160,000,000 increased yearly on a cumulative basis by an amount equal to fifty percent (50%) of the Consolidated Net Income for the preceding fiscal year beginning with the fiscal year ending 1997 provided, however, that if in any year Consolidated Net Income constitutes a loss, there shall be no deduction or adjustment to the foregoing reflecting such loss.

      (b) Debt/Worth. The ratio of Consolidated Total Indebtedness to Consolidated Tangible Net Worth shall at no time exceed .5 to 1.

      (c) Operating Cash Flow/Total Debt Service. The ratio of Operating Cash Flow to Total Debt Service shall at no time be less than 2 to 1, provided, however, that for the purposes of this section 6.01 (c): (i). Operating Cash Flow shall mean Operating Cash Flow of the Borrower and its Consolidated Subsidiaries for the most recent and three prior fiscal quarters; and (ii) Total Debt Service shall mean Total Debt Service of the Borrower and its Consolidated Subsidiaries for the most recent and three prior fiscal quarters.

      6.02. Merger. The Borrower shall not, and shall not permit any Subsidiary to, merge with or into or consolidate with any other Person, or agree to do any of the foregoing, except that if no Event of Default or Potential Event of Default shall occur and be continuing or shall exist at the time of such merger or consolidation or immediately thereafter and after giving effect thereto:

      (a) a Subsidiary may merge with or into or consolidate with any other Subsidiary;

      (b) the Borrower may merge with any other corporation, including a Subsidiary, if the Borrower shall be the surviving corporation;

      (c) if the Bank's consent is obtained, the Borrower may merge into or consolidate with any other corporation if the corporation into which the Borrower is merged or which is formed by such consolidation shall expressly assume all obligations of the Borrower under this Agreement.

      6.03. Dispositions of Assets. The Borrower shall not, and shall not permit any Subsidiary to sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily (any of the foregoing being referred to in this Section 6.03 as a "transaction" and any series of related transactions constituting but a single transaction), any of its properties or Assets, tangible or intangible (including but not limited to sale, assignment, discount or other disposition of accounts, contract rights, chattel paper or general intangibles with or without recourse), except:

      (a) transactions in the ordinary course of business involving current assets or leases of warehouse space;

      (b) sales, conveyances, assignments or other transfers or dispositions in immediate exchange for cash or tangible assets, provided that any such sales, conveyances or transfers shall not individually, or in the aggregate, exceed $15,000,000 in any fiscal Year; or

      (c) dispositions of equipment or other property which is obsolete or no longer used or useful in the conduct of the business of the Borrower.

      6.04 Liens. The Borrower shall not, and shall not permit any Subsidiary to at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired or agree or become liable to do so, except:

      (a) Liens existing on the date hereof (and extension/s, renewal and replacement Liens upon the same property, provided the amount secured by each Lien constituting such an extension, renewal or replacement Lien shall not exceed the amount secured by the Lien theretofore existing);

      (b) Liens arising from taxes, assessments, charges, levies or claims described in Section 5.05 hereof that are not yet due or that remain payable without penalty or to the extent permitted to remain unpaid under the provision of such Section 5.05;

      (c) Liens on property securing all or part of the purchase price thereof to the Borrower and Liens (whether or not assumed) existing in property at the time of purchase thereof by the Borrower (and extension, renewal and replacement Liens upon the same property), provided -

            (i) each such Lien is confined solely to the property so purchased, improvements thereto and proceeds thereof, and

            (ii) the aggregate amount of the obligations secured by all such Liens on any particular property at any time purchased by the Borrower, as applicable, shall not exceed 100% (if such obligations are not subject when created to United States income taxes) or 90% (in all other cases) of the lesser of the fair market value of such property at such time or the actual purchase price of such property.

      (d) Zoning restrictions, easements, minor restrictions on the use of real property, minor irregularities in title thereto and other minor Liens that do not in the aggregate materially detract from the value of a property or Asset to, or materially impair its use in the business of, the Borrower.

      6.05. Transactions With Affiliates. The Borrower shall not, and shall not permit any Subsidiary to, enter into or carry out any transaction with (including, without limitation, purchase or lease property or services to, loan or advance to or enter into, suffer to remain in existence or amend any contract, agreement or arrangement with) any Affiliate of the Borrower, or directly or indirectly to do any of the foregoing, except transactions with Affiliates in good faith and on terms no less favorable to the Borrower or any Subsidiary than those that could have been obtained in a comparable transaction on an arm's length basis from an unrelated Person.

      6.06. Limitation or Other Restrictions on Dividends by Subsidiaries etc. The Borrower shall not permit any Subsidiary to be or become subject to any restriction of any nature (whether arising by operation of Law, by agreement, by its articles of incorporation, by-laws or other constituent documents of such Subsidiary, or otherwise) on the right of such Subsidiary from time to time to: (i) declare and pay dividends or other distributions with respect to capital stock owned by the Borrower or any Subsidiary, (ii) pay any indebtedness, obligations or liabilities from time to time owed to the Borrower or any Subsidiary except legal restrictions of general applicability under the corporation law under which such Subsidiary is incorporated, and fraudulent conveyance or similar laws or general applicability for the benefit of creditors of such Subsidiary generally.

      6.07. Loans and Investments. The Borrower shall not and shall not permit any Subsidiary to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in, or any other interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

      (a) trade credit extended, and loans and advances extended to subcontractors or suppliers, under usual and customary terms in the ordinary course of business;

      (b) advances to employees to meet expenses incurred by such employees in the ordinary course of business, advances to employees against commissions or bonuses paid in accordance with the terms of any formal commission/bonus plan, or to meet expenses incurred by such employees in the ordinary course of such business, or to meet education and relocation related expenses incurred in the Borrower's interest;

      (c) loans from a Subsidiary to the Borrower or to another Subsidiary or loans from the Borrower to a Subsidiary:

      (d) investments in the capital stock of a Subsidiary owned on the date hereof;

      (e) investments permitted by the Borrower's Investment Management Policy for cash investments, as such is presently in effect and disclosed to the Banks;

      (f) money market or mutual fund investments from time acquired or maintained by the Borrower if acquired for investment in the ordinary course of business;

      (g) investments in an amount at any time outstanding not to exceed $10,000,000 with respect to any one transaction and $25,000,000 in the aggregate, provided that no Potential Default or Event of Default has occurred and is continuing or would occur after giving effect thereto and, provided such investments are in Persons whose activities are within the scope of the Borrower's activities at the time of the particular investment.

      6.08. Sale-Leasebacks. The Borrower shall not, and shall not permit any Subsidiary to, at any time enter into or suffer to remain in effect any transaction to which the Borrower or such Subsidiary is a party involving the sale, transfer or other disposition by the Borrower or any Subsidiary of any property (now owned or hereafter acquired), with a view directly or indirectly to the leasing back of any part of the same property or any other property used for the same or a similar purpose or purposes in an aggregate amount in excess of $20,000,000 at any time outstanding.

      6.09. Business. The Borrower will not and will not permit any Subsidiary to engage (directly or indirectly) in any businesses other than the businesses in which the Borrower and its Subsidiaries are engaged on the Closing Date and any businesses reasonably related thereto, including any investment in blood centers.

      6.10. Disposition of Stock In and Indebtedness of Subsidiaries. The Borrower will not directly or indirectly sell or otherwise dispose of, or part with control of, any shares of capital stock of a Subsidiary (or any Indebtedness of a Subsidiary) and the Borrower will not permit any Subsidiary directly or indirectly to issue, sell or otherwise dispose of, or part with control of, any shares of capital stock of itself or another Subsidiary (or any Indebtedness of itself or another Subsidiary) (an "indirect" disposition or issuance of shares of capital stock shall include but not be limited to disposition or issuance of warrants, rights or options for, or securities convertible into, such shares), except:

            (i) a Subsidiary may issue and dispose of shares of its own capital stock pursuant to a stock dividend or recapitalization not forbidden by Section 6.02 hereof; and

            (ii) the Borrower may sell or otherwise dispose of the capital stock and Indebtedness of a Subsidiary in a single transaction if the capital stock or Indebtedness to be sold or disposed of does not represent more than 20% of the Consolidated Net Worth of the Borrower and its Consolidated Subsidiaries and as long as no Event of Default or Potential Default exists at the time or after the occurrence of the transaction.

                                 ARTICLE VII
                              EVENTS OF DEFAULT
                              -----------------

      7.01. Events of Default. If one or more of the following described Events of Default shall occur, that is to say:

      (a) The Borrower shall default in the payment when due of the principal of any Loan;

      (b) The Borrower shall default in the payment when due of any interest, Commitment Fees, or any other fee or amount payable hereunder which default shall continue for a period of five (5) days from the due date thereof;

      (c) The Borrower shall default in the observance, performance or fulfillment of any covenant contained in Article VI hereof;

      (d) The Borrower shall default (i) in any payment of principal of or interest on any other obligation for borrowed money in principal amount of $200,000 or more beyond any period of grace provided with respect thereto, or (ii) in the performance of any other agreement, term or condition contained in any such agreement under which any such obligation in principal amount of $100,000 or more is created, if the effect of such default is to cause or permit the holder or holders of such obligation (or trustee on behalf of such holder or holders) to cause such obligation to become due prior to its stated maturity;

      (e) One or more judgments for the payment of money shall have been entered against the Borrower which judgment/s exceed $100,000 in the aggregate and such judgment/s shall remain undischarged or uncontested or appealed in good faith for a period of thirty (30) consecutive days;

      (f) Any representation or warranty herein made by the Borrower, or any certificate or financial statement furnished pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished;

      (g) The Borrower shall default in the observance, performance or fulfillment of any other covenant, condition or provision hereof and such default shall not be remedied for a period of twenty (20) days after written notice thereof to the Borrower from a Bank or the holder of any Note issued hereunder;

      (h) Any Controlled Group Member shall fail to pay when due any amount which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate any Plan shall be filed under Title IV of ERISA by any Controlled Group Member, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability in respect of, or to cause a trustee to be appointed to administer any Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or there shall occur a complete or partial withdrawal from, followed by a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans by one or more Controlled Group Members;

      (i) A Change in Control shall occur;

      (j) A decree or order by a court having jurisdiction in the premises shall have been entered adjudging the Borrower a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of the Borrower under the Federal bankruptcy laws, or any other similar applicable Federal or State law, and such decree or order shall have continued undischarged or unstayed for a period of sixty (60) days; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Borrower or a substantial part of its property, or for the winding up or liquidation of its affairs, shall have been entered, and such decree or order shall have remained in force undischarged and unstayed for a period of sixty (60) days;

      (k) The Borrower shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under the Federal bankruptcy laws, or any other similar applicable Federal or State law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of a substantial part of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or corporate action shall be taken by the Borrower in furtherance of any of the aforesaid purposes;

then, (i) as to any Event of Default specified under subsections (a) through
(i) of this Article VII, both Banks shall be under no further obligation to make Loans hereunder and may, by separate written notice to the Borrower, each Bank may declare the unpaid balance of all of its Loans then outstanding and interest accrued thereon and all other liabilities of the Borrower hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable, without presentment, demand, protest or notice or any kind, all of which are hereby expressly waived; and (ii) as to any Event of Default specified under subsections (j) or (k) of this Article VII, both Banks shall be under no further obligation to make Loans hereunder and the unpaid balance of all Loans from both Banks outstanding hereunder and interest accrued thereon and all other liabilities of the Borrower hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. Each Bank has the right to act independently from the other Bank in declaring a default and exercising its remedies under this Agreement.

                                ARTICLE VIII
                                MISCELLANEOUS
                                -------------

      8.01. No Implied Waiver etc. No delay or failure of a Bank, or the holder of any Note in exercising any right, power or privilege hereunder shall affect such right, power or privilege; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies hereunder of a Bank and any holder of the Note are cumulative and not exclusive of any rights or remedies which, it or they would otherwise have. Any amendment, waiver, permit, consent or approval of any kind or character on the part of each Bank of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent in such writing specifically set forth.

      8.02. Set-Off. In case any one or more of the Events of Default described in Article VII hereof shall occur, or upon the happening of any Potential Default, the holder of any Note shall have the right, in addition to all other rights and remedies available to it, to set-off against the unpaid balance of the Note held by it any debt owing by such holder to the Borrower, including without limitation any funds in any deposit account maintained by the Borrower with such holder, and such holder shall have and there is hereby created in favor of such holder a security interest in all deposit accounts maintained by the Borrower with such holder. Any sums obtained by the holder of any Note issued hereunder by way of counterclaim, set-off, banker's lien or other lien for application upon any Note held by it shall be shared pro rata with the holders of the other Notes. Nothing in this Agreement shall be deemed any waiver or prohibition of any right of banker's lien or set-off under applicable Law.

      8.03. Survival of Provisions. All representations, warranties, covenants and agreements of the Borrower contained herein or made in writing in connection herewith shall survive the execution and delivery of this Agreement, the making of Loans hereunder and the issuance of the Notes.

      8.04. Expenses and Fees: Indemnity. The Borrower agrees to pay and save each Bank harmless against liability for the payment of, all expenses of the Bank (including the reasonable fees and expenses of counsel for such Bank which for all purposes hereof shall include counsel employed by such
Bank) arising in connection with the preparation and negotiation of this Agreement and the Notes, enforcement or collection thereof and relating to consents, amendments and waivers hereof. Unless caused by each Bank's gross negligence or willful misconduct, the Borrower further agrees to indemnify, defend and hold each Bank, its officers, directors and employees harmless from and against all claims, losses, causes of action, damages, liabilities, expenses and costs of any kind which are in any way sustained by each Bank and which arise out of or are incident to the breach by the Borrower of any of its representations hereunder or the failure of the Borrower or any Subsidiary to comply with any Environmental Law.

      8.05. Each Bank acknowledges that it has, independently and without reliance upon the other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the other Bank and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other loan document, any related agreement or any document furnished hereunder or thereunder.

      Neither Bank nor any of its respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements contained in any related loan document. Neither Bank shall be responsible to the other Bank for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement, or any other loan documents or other instruments or agreements. Each Bank shall in all cases be fully protected in acting, or refraining from acting, in accordance with its own credit analysis and decision-making for its respective Loans, including any remedies exercised relating thereto. Neither Bank nor any of its respective directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by the other Bank of any of its obligations hereunder or to the other Bank on account of the failure of or delay in performance or breach by the Borrower of any of its respective obligations hereunder or under any other Loan document or in connection herewith or therewith. With respect to the Loans made by it hereunder, each Bank acknowledges that it is acting in its individual capacity and not as an agent or jointly with the other Bank and each shall have the same rights and powers as the other Bank as provided herein.

      8.06. Severability. In the event any one or more of the provisions contained in this Agreement or in any other loan document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

      8.07. Holidays. Unless otherwise specified herein, whenever any payment or action to be made or taken hereunder or under the Notes shall be stated to be due on a Saturday, Sunday or public holiday under the laws of the Commonwealth of Pennsylvania, such payment or action shall be made or taken on the next succeeding Business Day and such extension of time shall in such case be included in computing interest, if any, in connection with such payment or action.

      8.08. Notices, etc. Any notice or other communication in connection with this Agreement shall be deemed to have been given or made when received by the party to whom directed. All such notices and other communications shall be in writing unless otherwise provided herein and shall be directed, if to Mellon, to One Mellon Bank Center, Pittsburgh, Pennsylvania 15258
Attention: Loan Administration; if to Bank of Boston, to 100 Federal Street, Boston, Massachusetts 02110, Mail Stop No. 01-07-07, Attention: Debbie Phinney; and if to the Borrower, Haemonetics Corporation, 400 Wood Road, Braintree, MA 02184, Attention: Brigid A. Makes, Chief Financial Officer, in accordance with the latest unrevoked written direction from any party to the other parties hereto.

      8.09. Governing Law: Waiver of Jury Trial. This Agreement and the Notes issued hereunder shall be deemed to be contracts under the laws of the Commonwealth of Massachusetts and for all purposes shall be construed in accordance with the laws of said Commonwealth without regard to conflicts of law principles. All parties hereby waive their respective rights to a jury trial with respect to any action arising in connection with this Agreement, the Notes or any other loan document.

      8.10. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

      8.11. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or duties under this Agreement without the prior written consent of each Bank. Each Bank may assign all or part of its rights and duties under this Agreement to one or more financial institutions or other entities with, if an Event of Default or a Potential Default has not occurred and is continuing, the prior written consent of the Borrower, which consent shall not be unreasonably withheld. Each Bank may freely grant participations in its Commitment and its Loans without the consent of or notice to the Borrower.

      IN WITNESS WHEREOF, the parties hereto, by their respective officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

HAEMONETICS CORPORATION

By: Brigid A. Makes
    -----------------------------
    (Signature)

Name:
       --------------------------

Title: Vice President
       --------------------------

MELLON BANK, N.A.

By: Rita C. Long
    -----------------------------
    (Signature)

Name:
     ----------------------------
Title: Vice President
       --------------------------
One Mellon Bank Center
Pittsburgh, PA 15258
Attention:  Loan Administration
COMMITMENT AMOUNT:  $10,000,000.00



THE FIRST NATIONAL BANK OF BOSTON

By: Ellen L. Korpi
    -----------------------------
    (Signature)

Name:
      ---------------------------

Title: Director
       --------------------------

Address:
         ------------------------
COMMITMENT AMOUNT:  $10,000,000.00


                                                                   EXHIBIT A


                           HAEMONETICS CORPORATION

$10,000,000.00                                        Boston, Massachusetts
                                                      Dated: October 1, 1996

FOR VALUE RECEIVED, the undersigned, Haemonetics Corporation, a Massachusetts corporation (the "Borrower"), hereby promises to pay to the order of [Name of Bank]., (the "Bank") on the Maturity Date for each Loan made by the Bank to the Borrower pursuant to the Agreement described below the lesser of (i) the principal sum of Ten Million Dollars
($10,000,000.00) and (ii) the unpaid principal amount of all such Loans made by the Bank maturing on such Maturity Date. The Borrower further promises to pay to the order of the Bank interest on the unpaid principal amount hereof from time to time outstanding at the rate or rates per annum determined pursuant to Section 2.05 of, or as otherwise provided in, the Agreement, payable on the dates set forth in the Agreement.

This Promissory Note is one of the Notes referred to in the Revolving Credit Agreement dated as of October 1, 1996 among the Borrower, Mellon Bank, N.A. and The First National Bank of Boston (as the same may have been or may hereafter be amended or modified. the "Agreement"), which Agreement, among other things, contains provisions for prepayments on account of principal hereof prior to the maturity hereof and also for acceleration of the maturity hereof upon the happening of certain stated events, upon the terms and conditions therein specified. Terms defined in the Agreement shall have the same meanings herein.

The Borrower hereby expressly waive presentment, demand, protest, and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Agreement, and an action for amounts due hereunder or thereunder shall immediately accrue upon the expiration of any grace period.

This Note shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.

HAEMONETICS CORPORATION

By: Brigid A. Makes
    -----------------------------
    (Signature)

Name:
      ---------------------------
Title: Vice President
       --------------------------